Exhibit 10.9

September 3, 2021

Mr. Britt Swan

President

Bitstream Mining, LLC

303 Pearl Parkway, Suite 200

San Antonio, TX 78215

Re:	Letter of Intent, terms for development of site for high performance data center

Dear Mr. Swan,

This binding letter of intent (“Letter of Intent”), effective when executed by the parties hereto on the date set forth above, will evidence the current mutual intent, of which the basic terms and conditions are outlined below, pursuant to which Priority Power Management, LLC (“PPM”) and Bitstream Mining, LLC (“Bitstream”} would enter into an agreement (the “Transaction”) on the terms and conditions generally set forth herein. PPM and Bitstream may sometimes hereinafter be referred to individually as a “Party” and collectively as the “Parties”.

This letter is intended to outline some of the key provisions for the proposed Transaction. The parties recognize that the proposed Transaction will require further investigation, discussion, negotiation, and documentation. The matters set forth in section C constitute a binding agreement. The matters set forth in sections A and B are not intended to and do not constitute a binding agreement of the Parties with respect to the Definitive Agreements.

In consideration of the rights and obligations of the Parties hereunder, and other good and valuable consideration, the receipt and sufficiency of which being hereby acknowledged by the Parties, the Parties hereby agree as follows:

A. General Terms of the Transaction:

1.	Description:

a.	You are seeking a site in order to build a high-performance data center with access to power that is imminently available and has longer term potential to reach a higher capacity.

b.	Priority Power Management (“PPM”) has secured 12MW of available capacity by signing the distribution facilities extension agreement (“DFEA”) and posting the required collateral of $96,000.

c.	Priority Power Management (“PPM”) has requested a substation upgrade from the utility in order to expand the available capacity up to 50MW. The expected cost of this upgrade is TBD.

d.	You are committed to building out the site to the maximum available capacity and will enter into supply ($3/MWH fee} and demand management agreements that have a minimum term of 5 years from the start of respective service.

e.	PPM will build distribution from the utility substation to the site property under an EPCM agreement on a cost plus 15% basis.

f.	PPM or an affiliated entity will hold/own/control the DFEA, land, access easements, and power infrastructure from the utility facilities to the site property, collectively referred to as “LandCo” hereafter.

g.	You will be responsible for all of the upfront costs including the utility payments through a series of transactions as further described below.

h.	PPM will lease LandCo to you according to the terms further described below.

i.	You will be responsible for all site improvements including the cost of the build out of the medium-voltage electrical distribution infrastructure. You will hire PPM for related services through a separate agreement on a cost plus 15% basis. The project scope will be defined based upon your site requirements. Any financing and leasing of this infrastructure, if applicable, will be covered under a separate agreement.

2.	The site Overview:

a.	The site is located in the ERCOT West Load Zone in the Oncor Electric Delivery Company LLC (“Utility”) territory with power sourced out of the China Lake sub-station.

b.	PPM has secured an initial capacity of 12MW at 21.6kV. Total capacity of at least 40MW and up to 50MW is expected but will need final confirmation from the utility.

c.	The Land consists of approximately 10 acres. Land acquisition is currently in process.

d.	PPM will initially purchase the land as part of LandCo.

3.	The Transaction agreement will contain customary representations and warranties from both parties, and customary default, indemnity, limitation of liability and damages, jury waiver, confidentiality, and arbitration provisions.

B. Definitive Agreements:

1.	The parties intend to negotiate a definitive LandCo lease agreement as generally outlined below with a target of signing on or before October 1, 2021.

a.	The cost of the lease will be $1 per month (subject to accounting/legal sign off on}.

b.	The initial term of the lease will be the earlier of the Transfer Date (subject to the LandCo Transfer Requirements} or 5 years.

c.	You will have the option to extend for an additional 5-year period.

d.	Once LandCo Transfer Requirements have been met, and subject to regulatory approval if applicable, you will have a lease transfer (“buyout”) option for $1.

e.	The LandCo transfer requirement will be met when the site has 40MW of energized operating capacity.

f.	Lease will terminate at the end of 1 year if operating capacity is not equal to or greater than 6MW

g.	It is the intent of PPM and you that no party will be acting as an electric utility, a retail electric utility, or a transmission and distribution utility as a result of the Transaction.

C. Binding Agreement:

1.	Upon signing of this letter of intent, you will make payment to PPM for our development fee of $1,000,000 and reimbursement of the DFEA payment to the utility of $96,000 for a total payment due of $1,096,000. The development fee is consideration for securing 12MW of utility capacity as defined and agreed by the Utility to PPM at the “one-span” tariff rate classification of “6.1.1.1.5 Primary greater than 10kw”. If the Utility is unable to deliver these terms as defined in the facilities extension agreement with WR Number 3556288, PPM will secure a new location for you with at least the above stated capacity and same rate tariff. These amounts will be deemed non-refundable and will not be returned for any reason other than mutual agreement of the parties, or a material breach by PPM of its obligations under this Section C.1, which for the avoidance of doubt shall mean failure by PPM to secure a new location with at least the above stated capacity and same rate tariff within 6 months from the original due date.

D. Confidentiality:

Neither party shall, without the prior written consent of the other party, disclose to any third party the existence of this letter or the Transaction contemplated by this letter, except (i} as may be required by applicable law, including, among others, the Securities Exchange Act of 1934 and the rules and regulations thereunder, (ii} as may be required to respond to any lawful summons, subpoena, or discovery order or to comply with any applicable law, order, regulation, or ruling, or (iii) to comply with such party’s obligations contained in this letter, or (iv} to either PPM’s or the Company’s attorneys, lenders, accountants, or advisors directly and solely for the purpose of evaluating the proposed Transaction, including taking any actions contemplated by this letter.

E. Governing Law:

This letter and the Transaction agreement will be governed by and construed in accordance with the laws of the State of Texas (without regard to any conflict of law principles that would require the application of the substantive laws of any other state or jurisdiction}.

Please indicate your acceptance and approval of the foregoing statements of our mutual intentions, which intentions are subject in all respects to the execution and delivery of a definitive Transaction agreement (except for the provisions of Sections C herein, which shall be binding on both parties}.

Delivery of an executed signature page of this letter by e-mail, or other customary means of electronic submission (i.e., a .pdf file} shall be deemed binding for all purposes hereof, without delivery of an original signature page being thereafter required. This letter may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument, notwithstanding the fact that all parties are not signatories to the original or the same counterpart.

[Signature Pages Follow]

Best Regards,

PRIORITY POWER MANAGEMENT, LLC

By:	/s/ John J. Bick
John J. Bick, Chief Commercial Officer

Agreed and acknowledged:

BitStream Mining LLC

By:	/s/ M. Britt Swan
Name:	M. Britt Swan
Title:	President

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